EXHIBIT 23.1

Consent of Independent Certified Public Accountants.

As independent certified public accountants, we hereby consent to the use of and incorporation by reference of our report and to all references to us included in or made a part of this Franklin Wireless Corp. Form 10-K and into the Company's previously filed Registration Statement on Form S-8 (File Number 333-260006).

/s/ Paris, Kreit, and Chiu CPA LLP, (formerly as “Benjamin & Ko”).

New York, NY

September 13, 2022